Exhibit 99.1
Conn’s, Inc. Reports Third Quarter Fiscal Year 2020 Financial Results
Highest Quarterly Credit Spread in Six Years of 1,070 Basis Points Produces Positive Credit Segment Income
GAAP Earnings Increased 13.3% to $0.51 Per Diluted Share
Same Store Sales Impacted by Underwriting Adjustments and Market Challenges in Consumer Electronics Category
New Stores Contributed over 7% Growth to Retail Sales

THE WOODLANDS, Texas, December 10, 2019 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended October 31, 2019.
“For the first time in five and a half years, Conn’s produced positive credit segment income before taxes, primarily as a result of a third quarter credit spread of 1,070 basis points. This is a significant milestone for the company and validates our 1,000-basis point credit spread operating strategy. Our credit model is the foundation of our overall business and enables our unmatched value proposition for our core customer, while providing us the flexibility to support our retail growth strategy,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
“We are disappointed by our third quarter same store sales performance of negative 8.4%, which reflects the impact of underwriting adjustments we consider prudent and unprecedented market dynamics within our consumer electronics category. During the third quarter, we began to see deteriorating performance of certain segments of the portfolio, primarily driven by new customers and sales from online applicants. We made the necessary adjustments to maintain our credit spread of approximately 1,000 basis points, which negatively impacted same store sales by approximately 4% to 5%. Compounding the impact to third quarter retail sales was a combination of significant price deflation for premium large screen televisions, which negatively affected average selling prices, and an increase in production of large screen televisions by second- and third-tier manufacturers, which made cash purchases of large screen televisions more accessible to our core customer and negatively impacted units. These factors in the consumer electronics category further impacted same store sales by approximately 3% to 4% during the quarter.”
“We are committed to making the necessary adjustments to our credit segment as we transition to our growth-focused strategy. In addition, we have implemented several near-term initiatives to help offset the current market environment for consumer electronics, which include expanding our product and service offerings, while maintaining a disciplined credit strategy. Our credit strategy and strong capital position provide us with flexibility to navigate near-term retail challenges, while investing in our long-term unit growth plan. We remain confident in our ability to produce annual retail revenue growth of 8-10% as new stores contributed over 7% growth to retail sales during the third quarter,” concluded Mr. Miller.
Third quarter of fiscal year 2020 highlights include:

•	GAAP earnings of $0.51 per diluted share, an increase of 13.3% over the prior fiscal year period

•	Adjusted earnings of $0.61 per diluted share, an increase of 3.4% over the prior fiscal year period

•	Net income of $15.1 million, compared to $14.6 million during the prior fiscal year period

•	Adjusted EBITDA of $51.8 million, or 13.7% of total revenues

•	Credit spread of 1,070 basis points, the best quarterly credit spread in six years

•	Credit segment revenues of $97.4 million, an increase of 8.5% over the prior fiscal year period

•	New store contribution to retail sales growth of over 7%

•
1.3 million shares of common stock repurchased, for a total of 3.1 million shares of common stock repurchased under current share repurchase program through October 31, 2019 at an average weighted cost of $18.82 per share for an aggregate amount of $59.1 million

•
Completed $486.0 million ABS transaction in November 2019 at an all-in cost of funds of approximately 4.46%, representing an 80-basis point reduction from the most recent transaction, and the lowest all-in cost of funds since the company re-entered the ABS market in September 2015

Third Quarter Results
Net income for the three months ended October 31, 2019 was $15.1 million, or $0.51 per diluted share, compared to net income for the three months ended October 31, 2018 of $14.6 million, or $0.45 per diluted share. On a non-GAAP basis, adjusted net income for the three months ended October 31, 2019 was $18.1 million, or $0.61 per diluted share, which excludes facility closure costs and write-off of software costs. This compares to adjusted net income for the three months ended October 31, 2018 of $18.9 million, or $0.59 per diluted share, which excludes employee severance and legal judgment costs.
Retail Segment Third Quarter Results
Retail revenues were $280.3 million for the three months ended October 31, 2019 compared to $284.1 million for the three months ended October 31, 2018, a decrease of $3.7 million or 1.3%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 8.4%, partially offset by new store growth. The decrease in same store sales was driven by a decrease of 12.8% in markets impacted by Hurricane Harvey, and by a decrease of 6.7% in markets not impacted by Hurricane Harvey. We believe the decrease in markets impacted by Hurricane Harvey was attributable to rebuilding efforts during the three months ended October 31, 2018. Same store sales include e-commerce sales. The decrease in same store sales reflects underwriting adjustments made during the three months ended October 31, 2019, which negatively impacted same store sales.  In addition, a combination of significant price deflation for premium large screen televisions and an increase in production by second- and third-tier manufacturers, which has made cash purchases of large screen televisions more accessible to our core customer, negatively impacted same store sales during the quarter.
For the three months ended October 31, 2019 and 2018, retail segment operating income was $19.6 million and $35.3 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended October 31, 2019 was $22.2 million after excluding impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility and a gain from the sale of a cross-dock. On a non-GAAP basis, adjusted retail segment operating income for the three months ended October 31, 2018 was $36.0 million after excluding costs related to a change in the executive management team.
The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,						Same Store
(dollars in thousands)	2019	% of Total	2018	% of Total	Change	% Change	% Change
Furniture and mattress	$89,070	31.8%	$91,342	32.2%	$(2,272)	(2.5)%	(7.7)%
Home appliance	90,343	32.3	79,542	28.0	10,801	13.6	5.5
Consumer electronics	48,113	17.2	60,008	21.1	(11,895)	(19.8)	(25.6)
Home office	18,681	6.7	22,661	8.0	(3,980)	(17.6)	(20.8)
Other	4,026	1.4	3,178	1.1	848	26.7	10.7
Product sales	250,233	89.4	256,731	90.4	(6,498)	(2.5)	(8.6)
Repair service agreement commissions (1)	26,478	9.5	23,579	8.3	2,899	12.3	(6.2)
Service revenues	3,411	1.1	3,564	1.3	(153)	(4.3)
Total net sales	$280,122	100.0%	$283,874	100.0%	$(3,752)	(1.3)%	(8.4)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
Credit Segment Third Quarter Results
Credit revenues were $97.4 million for the three months ended October 31, 2019 compared to $89.8 million for the three months ended October 31, 2018, an increase of $7.6 million or 8.5%. The increase in credit revenue resulted from the origination of our higher-yielding direct loan product, which resulted in an increase in the portfolio yield rate to 22.1% from 21.7% for the comparative period in fiscal year 2019, and from a 3.2% increase in the average outstanding balance of the customer accounts receivable portfolio. In addition, insurance income contributed to an increase in credit revenue over the prior year period primarily due to an increase in insurance retrospective income for the three months ended October 31, 2019. The total customer accounts receivable portfolio balance was $1.57 billion at October 31, 2019 compared to $1.53 billion at October 31, 2018, an increase of 2.7%.

Provision for bad debts decreased to $42.1 million for the three months ended October 31, 2019 compared to $47.3 million for the three months ended October 31, 2018, a decrease of $5.2 million. The decrease was driven by lower net charge-offs of $2.3 million for the three months ended October 31, 2019 compared to the three months ended October 31, 2018 and a decrease in the allowance for bad debts for the three months ended October 31, 2019. The decrease in the allowance for bad debts was primarily driven by a year-over-year decrease in the incurred loss rate and an increase in the customer recovery rate, partially offset by an increase in first payment default and delinquency rates and a greater increase in the year-over-year change in carrying value of the customer accounts receivable portfolio balance.
Credit segment operating income was $15.6 million for the three months ended October 31, 2019, compared to $0.2 million for the three months ended October 31, 2018. On a non-GAAP basis, adjusted credit segment operating income for the three months ended October 31, 2019 was $16.8 million after excluding impairments of software costs for a loan management system that was abandoned during the third quarter of fiscal year 2020 related to the implementation of a new loan management system. On a non-GAAP basis, adjusted credit segment operating income for the three months ended October 31, 2018 was $5.0 million after excluding costs related to the judgment (the “TFL Judgment”) in favor of TF LoanCo (“TFL”). See Part II, Item 8., in Note 12, Contingencies, of the 2019 Form 10-K for the year ended January 31, 2019 for additional details of the TFL Judgment.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended October 31, 2019, to be filed with the Securities and Exchange Commission on December 10, 2019.
Share Repurchase Program
On May 30, 2019 our Board of Directors approved a stock repurchase program pursuant to which we may repurchase up to $75.0 million of our outstanding common stock. During the three months ended October 31, 2019, we repurchased 1,261,819 shares of our common stock at an average weighted cost per share of $19.58 for an aggregate amount of $24.7 million. During the nine months ended October 31, 2019, we repurchased 3,136,665 shares of our common stock at an average weighted cost per share of $18.82 for an aggregate amount of $59.1 million.
Showroom and Facilities Update
The Company opened six new Conn’s HomePlus® showrooms during the third quarter of fiscal year 2020, bringing the total showroom count to 137 in 14 states. During fiscal year 2020, the Company opened a total of 14 new showrooms in existing states to leverage current infrastructure. The Company plans to enter the Florida market next fiscal year, with the first store expected to open in the second half of fiscal year 2021.
Liquidity and Capital Resources
As of October 31, 2019, the Company had $349.2 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $4.7 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company’s expectations for the business for the fourth quarter of fiscal year 2020:

•	Change in total retail sales between negative 9% and negative 5%;

•	Change in same store sales between negative 16% and negative 12%;

•	Retail gross margin between 39.25% and 39.75% of total net retail sales;

•	Selling, general and administrative expenses between 32.25% and 33.25% of total revenues;

•	Provision for bad debts between $55.0 million and $59.0 million;

•	Finance charges and other revenues between $97.0 million and $101.0 million;

•	Interest expense between $15.5 million and $16.5 million; and

•	Effective tax rate between 25% and 27% of pre-tax income.
The Company’s fourth quarter same store sales guidance reflects the continuation of the same factors that impacted same stores sales in the third quarter of fiscal year 2020.
Conference Call Information
The Company will host a conference call on December 10, 2019, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended October 31, 2019 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and third quarter fiscal year 2020 conference call presentation will be available at ir.conns.com.

Replay of the telephonic call can be accessed through December 17, 2019 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13696710.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 137 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and smart televisions, gaming products and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the expected timing and amount of our share repurchases; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Revenues:
Total net sales	$280,122	$283,874	$848,163	$855,943
Finance charges and other revenues	97,586	89,950	284,116	260,888
Total revenues	377,708	373,824	1,132,279	1,116,831
Costs and expenses:
Cost of goods sold	170,453	166,886	509,746	507,102
Selling, general and administrative expense	125,608	118,380	371,006	353,948
Provision for bad debts	42,586	47,548	132,368	142,455
Charges and credits	3,837	5,537	3,142	5,837
Total costs and expenses	342,484	338,351	1,016,262	1,009,342
Operating income	35,224	35,473	116,017	107,489
Interest expense	15,051	15,098	43,944	47,484
Loss on extinguishment of debt	—	—	—	1,773
Income before income taxes	20,173	20,375	72,073	58,232
Provision for income taxes	5,030	5,745	17,447	13,859
Net income	$15,143	$14,630	$54,626	$44,373
Income per share:
Basic	$0.52	$0.46	$1.77	$1.40
Diluted	$0.51	$0.45	$1.74	$1.38
Weighted average common shares outstanding:
Basic	29,094,062	31,712,862	30,796,114	31,636,270
Diluted	29,710,740	32,321,874	31,353,834	32,251,952

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Revenues:
Product sales	$250,233	$256,731	$759,256	$773,224
Repair service agreement commissions	26,478	23,579	78,149	72,104
Service revenues	3,411	3,564	10,758	10,615
Total net sales	280,122	283,874	848,163	855,943
Other revenues	197	179	602	291
Total revenues	280,319	284,053	848,765	856,234
Costs and expenses:
Cost of goods sold	170,453	166,886	509,746	507,102
Selling, general and administrative expense	87,105	80,894	254,874	241,649
Provision for bad debts	535	286	645	789
Charges and credits	2,628	737	1,933	1,037
Total costs and expenses	260,721	248,803	767,198	750,577
Operating income	$19,598	$35,250	$81,567	$105,657
Retail gross margin	39.2%	41.2%	39.9%	40.8%
Selling, general and administrative expense as percent of revenues	31.1%	28.5%	30.0%	28.2%
Operating margin	7.0%	12.4%	9.6%	12.3%
Store count:
Beginning of period	131	118	123	116
Opened	6	3	14	5
End of period	137	121	137	121

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Revenues:
Finance charges and other revenues	$97,389	$89,771	$283,514	$260,597
Costs and expenses:
Selling, general and administrative expense	38,503	37,486	116,132	112,299
Provision for bad debts	42,051	47,262	131,723	141,666
Charges and credits	1,209	4,800	1,209	4,800
Total costs and expenses	81,763	89,548	249,064	258,765
Operating income	15,626	223	34,450	1,832
Interest expense	15,051	15,098	43,944	47,484
Loss on extinguishment of debt	—	—	—	1,773
Income (loss) before income taxes	$575	$(14,875)	$(9,494)	$(47,425)
Selling, general and administrative expense as percent of revenues	39.5%	41.8%	41.0%	43.1%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	9.8%	9.9%	9.9%	9.9%
Operating margin	16.0%	0.2%	12.2%	0.7%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of October 31,
	2019	2018
Weighted average credit score of outstanding balances (1)	592	593
Average outstanding customer balance	$2,735	$2,578
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	10.1%	9.3%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(4)(5)	27.8%	26.1%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$110,016	$86,807
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	13.3%	13.6%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	21.8%	21.7%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Total applications processed (6)	305,525	283,274	875,374	862,324
Weighted average origination credit score of sales financed (1)	608	610	608	609
Percent of total applications approved and utilized	25.6%	28.5%	27.1%	30.1%
Average income of credit customer at origination	$46,100	$45,400	$45,700	$44,200
Percent of retail sales paid for by:
In-house financing, including down payment received	66.7%	69.7%	67.9%	70.1%
Third-party financing	18.5%	15.6%	17.5%	15.7%
Third-party lease-to-own option	7.0%	8.0%	7.2%	7.3%
	92.2%	93.3%	92.6%	93.1%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

(4)
First time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas included in the re-aged balance as of October 31, 2019 and October 31, 2018 were 0.8% and 2.2%, respectively, of the total customer portfolio carrying value.

(5)
First time re-ages related to customers affected by Tropical Storm Imelda within FEMA-designated disaster areas included in the re-aged balance as of October 31, 2019 were 0.5% of the total customer portfolio carrying value.

(6)	The total applications processed during the three and nine months ended October 31, 2018, we believe, reflect the impact of the rebuilding efforts following Hurricane Harvey.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	October 31, 2019	January 31, 2019

Assets
Current Assets:
Cash and cash equivalents	$4,672	$5,912
Restricted cash	49,247	59,025
Customer accounts receivable, net of allowances	666,922	652,769
Other accounts receivable	66,748	67,078
Inventories	247,614	220,034
Income taxes receivable	1,688	407
Prepaid expenses and other current assets	10,861	9,169
Total current assets	1,047,752	1,014,394
Long-term portion of customer accounts receivable, net of allowances	660,521	686,344
Property and equipment, net	172,341	148,983
Operating lease right-of-use assets	240,879	—
Deferred income taxes	22,908	27,535
Other assets	12,424	7,651
Total assets	$2,156,825	$1,884,907
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of debt and finance lease obligations	$607	$54,109
Accounts payable	85,908	71,118
Accrued expenses	74,593	81,433
Operating lease liability - current	38,541	—
Other current liabilities	13,182	30,908
Total current liabilities	212,831	237,568
Deferred rent	—	93,127
Operating lease liability - non current	322,248	—
Long-term debt and finance lease obligations	965,063	901,222
Other long-term liabilities	26,306	33,015
Total liabilities	1,526,448	1,264,932
Stockholders’ equity	630,377	619,975
Total liabilities and stockholders’ equity	$2,156,825	$1,884,907

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted retail segment operating income, adjusted retail segment operating margin, adjusted credit segment operating income, adjusted credit segment operating margin, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results and (3) in the case of adjusted EBITDA, it is used for management incentive programs.

RETAIL SEGMENT ADJUSTED OPERATING INCOME AND RETAIL SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Retail segment operating income, as reported	$19,598	$35,250	$81,567	$105,657
Adjustments:
Facility closure costs (1)	2,628	—	1,933	—
Securities related matter and other legal fees (2)	—	—	—	300
Employee severance (3)	—	737	—	737
Retail segment operating income, as adjusted	$22,226	$35,987	$83,500	$106,694
Retail segment total revenues	$280,319	$284,053	$848,765	$856,234
Retail segment operating margin:
As reported	7.0%	12.4%	9.6%	12.3%
As adjusted	7.9%	12.7%	9.8%	12.5%

(1)
Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility and the gain from the sale of a cross-dock during the three and nine months ended October 31, 2019. Includes an additional gain from increased sublease income related to the consolidation of our corporate headquarters during the nine months ended October 31, 2019.

(2)	Represents costs associated with a contingency reserve related to a regulatory matter.

(3)	Represents severance costs related to a change in the executive management team.

CREDIT SEGMENT ADJUSTED OPERATING INCOME AND CREDIT SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Credit segment operating income, as reported	$15,626	$223	$34,450	$1,832
Adjustments:
Write-off of software costs (1)	1,209	—	1,209	—
Legal judgment (2)	—	4,800	—	4,800
Credit segment operating income, as adjusted	$16,835	$5,023	$35,659	$6,632
Credit segment total revenues	$97,389	$89,771	$283,514	$260,597
Credit segment operating margin:
As reported	16.0%	0.2%	12.2%	0.7%
As adjusted	17.3%	5.6%	12.6%	2.5%

(1)	Represents impairments of software costs for a loan management system that was abandoned during the third quarter of fiscal year 2020 related to the implementation of a new loan management system.

(2)	Represents costs related to the TFL Judgment.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Net income, as reported	$15,143	$14,630	$54,626	$44,373
Adjustments:
Facility closure costs (1)	2,628	—	1,933	—
Employee severance (2)	—	737	—	737
Securities related matter and other legal fees (3)	—	—	—	300
Loss on extinguishment of debt (4)	—	—	—	1,773
Legal judgment (5)	—	4,800	—	4,800
Write-off of software cost (6)	1,209	—	1,209	—
Tax impact of adjustments	(861)	(1,240)	(705)	(1,811)
Net income, as adjusted	$18,119	$18,927	$57,063	$50,172
Weighted average common shares outstanding - Diluted	29,710,740	32,321,874	31,353,834	32,251,952
Diluted earnings per share:
As reported	$0.51	$0.45	$1.74	$1.38
As adjusted	$0.61	$0.59	$1.82	$1.56

(1)
Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility and the gain from the sale of a cross-dock during the three and nine months ended October 31, 2019. Includes an additional gain from increased sublease income related to the consolidation of our corporate headquarters during the nine months ended October 31, 2019.

(2)	Represents severance costs related to a change in the executive management team.

(3)	Represents costs associated with a contingency reserve related to a regulatory matter.

(4)	Represents costs incurred for the early retirement of our debt.

(5)	Represents costs related to the TFL Judgment.

(6)	Represents impairments of software costs for a loan management system that was abandoned during the third quarter of fiscal year 2020 related to the implementation of a new loan management system.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Net income	$15,143	$14,630	$54,626	$44,373
Adjustments:
Depreciation expense	9,489	7,828	27,171	23,262
Interest expense	15,051	15,098	43,944	47,484
Provision for income taxes	5,030	5,745	17,447	13,859
Facility closure costs (1)	2,628	—	1,933	—
Employee severance (2)	—	737	—	737
Securities-related regulatory matter and other legal fees (3)	—	—	—	300
Loss on extinguishment of debt (4)	—	—	—	1,773
Legal judgment (5)	—	4,800	—	4,800
Write-off of software cost (6)	1,209	—	1,209	—
Stock-based compensation expense	3,216	2,952	9,852	8,514
Adjusted EBITDA	$51,766	$51,790	$156,182	$145,102
Total revenues	$377,708	$373,824	$1,132,279	$1,116,831

Operating Margin	9.3%	9.5%	10.2%	9.6%
Adjusted EBITDA Margin	13.7%	13.9%	13.8%	13.0%

(1)
Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility and the gain from the sale of a cross-dock during the three and nine months ended October 31, 2019. Includes an additional gain from increased sublease income related to the consolidation of our corporate headquarters during the nine months ended October 31, 2019.

(2)	Represents severance costs related to a change in the executive management team.

(3)	Represents costs associated with a contingency reserve related to a regulatory matter.

(4)	Represents costs incurred for the early retirement of our debt.

(5)	Represents costs related to the TFL Judgment.

(6)	Represents impairments of software costs for a loan management system that was abandoned during the third quarter of fiscal year 2020 related to the implementation of a new loan management system.